Exhibit 99.1

Stewart Reports First Quarter 2022 Results

  Total revenues of $852.9 million ($815.0 million on an adjusted basis) compared to $688.6 million ($685.3 million on an adjusted basis) in the prior year quarter
  Net income of $57.9 million ($55.8 million on an adjusted basis) compared to $54.2 million ($51.7 million on an adjusted basis) in the prior year quarter
  Diluted EPS of $2.11 ($2.03 on an adjusted basis) compared to prior year quarter diluted EPS of $2.01 ($1.92 on an adjusted basis)

HOUSTON, April 27, 2022 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart for the first quarter 2022 of $57.9 million ($2.11 per diluted share), compared to net income attributable to Stewart of $54.2 million ($2.01 per diluted share) for the first quarter 2021. On an adjusted basis, Stewart's first quarter 2022 net income was $55.8 million ($2.03 per diluted share), an improvement of $4.1 million, or 8 percent, from the first quarter 2021. First quarter 2022 pretax income before noncontrolling interests was $79.6 million ($76.9 million on adjusted basis) compared to pretax income before noncontrolling interests of $74.0 million for the first quarter 2021.

First quarter 2022 results included $4.1 million of pretax net realized and unrealized gains, which included $2.7 million of net unrealized gains on fair value changes of equity securities investments. First quarter 2021 results included $3.3 million of pretax net realized and unrealized gains, primarily related to net unrealized gains on fair value changes of equity securities investments.

"I am pleased with the results we delivered in the first quarter 2022 in a rising interest rate environment," commented Fred Eppinger, chief executive officer. "Stewart's results this quarter demonstrate the significant structural progress we have made in improving our performance and making us a resilient company that can perform throughout the cycle. We remain optimistic on both the operating structure we continue to build as well as the long-term opportunity the market offers us given strong underlying demographic trends."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts, and amounts may not foot as presented due to rounding):

	Quarter Ended March 31,
	2022	2021

Total revenues	852.9	688.6
Pretax income before noncontrolling interests	79.6	74.0
Income tax expense	(17.7)	(16.9)
Net income attributable to noncontrolling interests	(4.0)	(2.9)
Net income attributable to Stewart	57.9	54.2
Non-GAAP adjustments, after taxes*	(2.1)	(2.5)
Adjusted net income attributable to Stewart*	55.8	51.7
Net income per diluted Stewart share	2.11	2.01
Adjusted net income per diluted Stewart share*	2.03	1.92

* See Appendix A for an explanation and reconciliation of non-GAAP adjustments.

Effective this quarter, we revised the presentation of our reportable segments to reflect three segments: Title, Real Estate Solutions, and Corporate and Other. This segment presentation allows us to report distinct financial information relating to our real estate solutions operations (formerly, ancillary services operations) which have increased as a result of strategic acquisitions. Prior to 2022, the real estate solutions operations were combined in one segment with our corporate operations, which consist of expenses of the parent holding company and other centralized administrative services departments. Under the revised segment presentation, the composition of each of the title and real estate solutions segments is substantially unchanged, while the corporate and other segment primarily includes corporate operations. Refer to Appendix B for the restated segment results for all quarters of 2021 using our new presentation.

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended March 31,
	2022	2021	% Change

Operating revenues	722.0	625.4	15%
Investment income	3.6	3.9	(9%)
Net realized and unrealized gains	3.8	3.2	18%
Pretax income	82.8	77.1	7%
Pretax margin	11.4%	12.2%

Title segment's pretax income in the first quarter 2022 increased by $5.7 million compared to the first quarter 2021, while pretax margin was 11.4 percent in the first quarter 2022 compared to 12.2 percent in the prior year quarter. Title operating revenues in the first quarter 2022 improved $96.5 million, or 15 percent, as a result of revenue increases in direct title operations of $38.3 million, or 14 percent, and agency operations of $58.2 million, or 17 percent. Overall segment operating expenses in the first quarter 2022 increased $91.1 million, or 16 percent, primarily driven by 17 percent increases in both agency retention expenses and combined title employee costs and other operating expenses, compared to the prior year quarter. Average independent agency remittance rate in the first quarter 2022 was 18.1 percent, compared to 17.9 percent in the prior year quarter. As a percentage of title revenues, combined title employee costs and other operating expenses was 38.8 percent in the first quarter 2022 compared to 38.1 percent in the first quarter 2021.

Title loss expense in the first quarter 2022 was $29.2 million, which was slightly higher than $28.8 million in the first quarter 2021, primarily due to higher title revenues which was partially offset by favorable claims experience. As a percentage of title revenues, the title loss expense in the first quarter 2022 was 4.0 percent compared to 4.6 percent in the prior year quarter.

The segment's net realized and unrealized gains in the first quarter 2022 primarily included $2.7 million of net unrealized gains on fair value changes of equity securities investments, while net realized and unrealized gains in the first quarter 2021 were also primarily related to net unrealized gains on fair value changes of equity securities investments. Investment income in the first quarter 2022 was slightly lower compared to the prior year quarter, primarily due to the higher mix of lower interest rate investments in the first quarter 2022.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended March 31,
	2022	2021	% Change

Non-commercial:
Domestic	220.2	216.0	2%
International	31.5	28.8	9%
Commercial:
Domestic	56.4	29.2	93%
International	9.7	5.5	76%
Total direct title revenues	317.8	279.5	14%

Total non-commercial revenues increased $6.9 million, or 3 percent, while total commercial revenues increased $31.4 million, or 90 percent, in the first quarter 2022 compared to the prior year quarter. Non-commercial revenues increased primarily due to improved residential purchase transactions and scale, partially offset by lower refinancing transactions in the first quarter 2022. Domestic commercial revenues increased $27.2 million, or 93 percent, in the first quarter 2022, primarily due to improved commercial transaction size and volume compared to the prior year quarter. Domestic commercial and residential fees per file in the first quarter 2022 were approximately $12,700 and $2,600, respectively, which were 47 percent and 37 percent, respectively, higher compared to the first quarter 2021. Total international revenues in the first quarter 2022 improved by $6.9 million, or 20 percent, primarily as a result of increased transaction volumes in our Canadian operations compared to the prior year quarter.

Real Estate Solutions Segment
Summary results of the real estate solutions segment are as follows (dollars in millions):

	Quarter Ended March 31,
	2022	2021	% Change

Operating revenues	89.4	55.9	60%
Pretax income	6.8	2.7	156%
Pretax margin	7.6%	4.8%

The segment's pretax income improved to $6.8 million in the first quarter 2022 compared to $2.7 million in the prior year quarter, primarily due to higher operating revenues resulting from recent acquisitions. Total segment operating expenses increased $29.3 million, or 55 percent, primarily due to acquisitions and higher purchased intangible amortization expenses in the first quarter 2022 compared to the prior year quarter. Total intangible amortization expenses in the first quarters 2022 and 2021 were $6.4 million and $1.7 million, respectively.

Corporate and Other Segment
Summary results of the corporate and other segment are as follows (dollars in millions):

	Quarter Ended March 31,
	2022	2021	% Change

Operating revenues	33.9	-	100%
Realized gains	0.3	0.1	347%
Pretax loss	(10.0)	(5.7)	(73%)

Segment operating revenues in the first quarter 2022 were related to a recently acquired real estate brokerage company, which was subsequently sold in the second quarter 2022. Net expenses attributable to corporate operations in the first quarter 2022 increased to $8.9 million compared to $5.8 million in the prior year quarter, primarily due to increased interest expense resulting from our recently issued debt. Excluding the impact of the recently sold real estate brokerage company, the segment's pretax loss this quarter would have been $8.6 million.

Expenses
Consolidated employee costs in the first quarter 2022 increased $35.6 million, or 21 percent, compared to the first quarter 2021, primarily due to increased salaries and employee benefits, resulting from a 23 percent higher average employee count influenced by acquisitions. As a percentage of total operating revenues, consolidated employee costs for the first quarter 2022 improved to 24.3 percent compared to 24.9 percent in the prior year quarter.

Total other operating expenses in the first quarter 2022 increased $64.3 million, or 51 percent, compared to the prior year quarter. This increase was primarily driven by higher service expenses tied to increased revenues from real estate solutions operations, and increased outside title search and premium tax expenses on higher title revenues. As a percentage of total operating revenues, consolidated other operating expenses for the first quarter 2022 increased to 22.5 percent compared to 18.4 percent in the first quarter 2021, primarily due to the increased size of our real estate solutions and other real estate services operations which typically have higher other operating expenses.

Other
Net cash provided by operations in the first quarter 2022 was $34.9 million, compared to net cash provided by operations of $47.4 million in the first quarter 2021, primarily due to higher payment of operating liabilities outstanding at the prior year-end, partially offset by a higher net income in the first quarter 2022.

First Quarter Earnings Call
Stewart will hold a conference call to discuss the first quarter 2022 earnings at 8:30 a.m. Eastern Time on Thursday, April 28, 2022. To participate, dial (888) 632-3382 (USA) or (203) 518-9544 (International) - access code STCQ122. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://investors.stewart.com/news-and-events/events/default.aspx. The conference call replay will be available from 11:00 a.m. Eastern Time on April 28, 2022 until midnight on May 5, 2022, by dialing (888) 562-0902 or (402) 220-7344 (International) - the access code is also STCQ122.

About Stewart
Stewart (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. More information can be found at http://www.stewart.com, subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter® @stewarttitleco.

Cautionary statement regarding forward-looking statements. Certain statements in this earnings release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "may," "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions, including the duration and ultimate impact of the COVID-19 pandemic; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021, and if applicable, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed subsequently. All forward-looking statements included in this earnings release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this earnings release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

ST-IR

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF INCOME
(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended March 31,
	2022	2021
Revenues:
Title revenues:
Direct operations	317,834	279,504
Agency operations	404,145	345,932
Real estate solutions and other	123,230	55,931
Total operating revenues	845,209	681,367
Investment income	3,622	3,945
Net realized and unrealized gains	4,085	3,274
	852,916	688,586
Expenses:
Amounts retained by agencies	331,191	283,935
Employee costs	204,982	169,397
Other operating expenses	189,751	125,482
Title losses and related claims	29,221	28,773
Depreciation and amortization	13,748	6,430
Interest	4,412	567
	773,305	614,584
Income before taxes and noncontrolling interests	79,611	74,002
Income tax expense	(17,699)	(16,880)
Net income	61,912	57,122
Less net income attributable to noncontrolling interests	4,015	2,886
Net income attributable to Stewart	57,897	54,236

Net earnings per diluted share attributable to Stewart	2.11	2.01
Diluted average shares outstanding (000)	27,444	26,984

Selected financial information:
Net cash provided by operations	34,875	47,442
Other comprehensive loss	(19,463)	(7,434)

First Quarter Domestic Order Counts:
Opened Orders 2022:	Jan	Feb	Mar	Total	Closed Orders 2022:	Jan	Feb	Mar	Total
Commercial	1,595	1,971	2,476	6,042	Commercial	1,314	1,227	1,890	4,431
Purchase	20,511	22,498	25,489	68,498	Purchase	14,322	14,761	18,243	47,326
Refinancing	14,557	12,863	13,154	40,574	Refinancing	11,926	11,023	11,538	34,487
Other	388	637	617	1,642	Other	360	664	616	1,640
Total	37,050	37,969	41,736	116,755	Total	27,923	27,675	32,287	87,885

Opened Orders 2021:	Jan	Feb	Mar	Total	Closed Orders 2021:	Jan	Feb	Mar	Total
Commercial	1,217	1,060	1,292	3,569	Commercial	1,008	1,008	1,361	3,377
Purchase	21,104	21,560	28,125	70,789	Purchase	12,906	13,461	19,116	45,483
Refinancing	28,554	28,020	25,176	81,750	Refinancing	19,296	21,594	24,776	65,666
Other	717	610	483	1,810	Other	474	363	338	1,175
Total	51,592	51,250	55,076	157,918	Total	33,684	36,426	45,591	115,701

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)

	March 31, 2022	December 31, 2021
Assets:
Cash and cash equivalents	396,649	485,919
Short-term investments	18,054	17,650
Investments in debt and equity securities, at fair value	692,415	679,214
Receivables – premiums from agencies	44,608	45,428
Receivables – other	78,612	81,623
Allowance for uncollectible amounts	(7,435)	(7,711)
Property and equipment, net	72,378	72,456
Operating lease assets, net	141,033	134,578
Title plants	76,859	76,859
Goodwill	932,556	924,837
Intangible assets, net of amortization	230,245	229,804
Deferred tax assets	3,732	3,846
Other assets	81,282	68,859
	2,760,988	2,813,362
Liabilities:
Notes payable	445,936	483,491
Accounts payable and accrued liabilities	233,135	287,326
Operating lease liabilities	154,974	149,417
Estimated title losses	560,718	549,614
Deferred tax liabilities	41,436	48,779
	1,436,199	1,518,627
Stockholders' equity:
Common Stock and additional paid-in capital	311,891	309,622
Retained earnings	1,022,457	974,800
Accumulated other comprehensive (loss) income	(19,210)	253
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	1,312,472	1,282,009
Noncontrolling interests	12,317	12,726
Total stockholders' equity	1,324,789	1,294,735
	2,760,988	2,813,362

Number of shares outstanding (000)	27,015	26,893
Book value per share	48.58	47.67

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION
(In thousands of dollars)

Quarter Ended:	March 31, 2022				March 31, 2021
	Title	Real Estate Solutions	Corporate and Other	Total	Title	Real Estate Solutions	Corporate and Other	Total
Revenues:
Operating revenues	721,979	89,377	33,853	845,209	625,436	55,931	-	681,367
Investment income	3,608	14	-	3,622	3,945	-	-	3,945
Net realized and unrealized gains	3,772	-	313	4,085	3,204	-	70	3,274
	729,359	89,391	34,166	852,916	632,585	55,931	70	688,586
Expenses:
Amounts retained by agencies	331,191	-	-	331,191	283,935	-	-	283,935
Employee costs	185,027	13,407	6,548	204,982	159,459	6,904	3,034	169,397
Other operating expenses	94,995	62,397	32,359	189,751	79,015	44,475	1,992	125,482
Title losses and related claims	29,221	-	-	29,221	28,773	-	-	28,773
Depreciation and amortization	6,141	6,796	811	13,748	4,314	1,894	222	6,430
Interest	1	-	4,411	4,412	-	1	566	567
	646,576	82,600	44,129	773,305	555,496	53,274	5,814	614,584
Income (loss) before taxes	82,783	6,791	(9,963)	79,611	77,089	2,657	(5,744)	74,002

Appendix A
Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for the recently sold real estate brokerage company and any net realized and unrealized gains and losses, and (2) adjusted pretax income and adjusted net income, which are reported pretax income and reported net income after earnings from noncontrolling interests, respectively, adjusted for the recently sold real estate brokerage company, net realized and unrealized gains and losses and non-recurring expenses. Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

Below is a reconciliation of the non-GAAP financial measurements used by management to the most directly comparable GAAP measures for the quarter ended March 31, 2022 and 2021 (dollars in millions, except share and per share amounts, and amounts may not foot as presented due to rounding).

	Quarter Ended March 31,
	2022	2021	% Change

Total revenues	852.9	688.6
Non-GAAP revenue adjustments:
Revenues of recently sold real estate brokerage company	(33.9)	-
Net realized and unrealized gains	(4.1)	(3.3)
Adjusted total revenues	815.0	685.3	19%

Pretax income	79.6	74.0
Non-GAAP pretax adjustments:
Operating loss of recently sold real estate brokerage company	1.4	-
Net realized and unrealized gains	(4.1)	(3.3)
Adjusted pretax income	76.9	70.7	9%
Adjusted pretax margin	9.4%	10.3%

Net income attributable to Stewart	57.9	54.2
Non-GAAP pretax adjustments:
Operating loss of recently sold real estate brokerage company	1.4	-
Net realized and unrealized gains	(4.1)	(3.3)
Net tax effects of non-GAAP adjustments	0.6	0.8
Non-GAAP adjustments, after taxes	(2.1)	(2.5)
Adjusted net income attributable to Stewart	55.8	51.7	8%

Diluted average shares outstanding (000)	27,444	26,984
Adjusted net income per share	2.03	1.92

Appendix B
Restated 2021 Quarterly Segment Information (Unaudited)
(In thousands of dollars)

Quarter Ended:	March 31, 2021				June 30, 2021
	Title	Real Estate Solutions	Corporate and Other	Total	Title	Real Estate Solutions	Corporate and Other	Total
Revenues:
Operating revenues	625,436	55,931	-	681,367	743,832	58,193	-	802,025
Investment income	3,945	-	-	3,945	5,130	-	-	5,130
Net realized and unrealized gains	3,204	-	70	3,274	4,157	-	7,497	11,654
	632,585	55,931	70	688,586	753,119	58,193	7,497	818,809
Expenses:
Amounts retained by agencies	283,935	-	-	283,935	322,020	-	-	322,020
Employee costs	159,459	6,904	3,034	169,397	177,858	7,593	3,016	188,467
Other operating expenses	79,015	44,475	1,992	125,482	89,289	46,509	1,998	137,796
Title losses and related claims	28,773	-	-	28,773	33,569	-	-	33,569
Depreciation and amortization	4,314	1,894	222	6,430	4,709	1,884	226	6,819
Interest	-	1	566	567	3	(5)	684	682
	555,496	53,274	5,814	614,584	627,448	55,981	5,924	689,353
Income (loss) before taxes	77,089	2,657	(5,744)	74,002	125,671	2,212	1,573	129,456

Quarter Ended:	September 30, 2021				December 31, 2021
	Title	Real Estate Solutions	Corporate and Other	Total	Title	Real Estate Solutions	Corporate and Other	Total
Revenues:
Operating revenues	767,862	61,925	-	829,787	836,395	83,675	31,368	951,438
Investment income	4,053	-	-	4,053	3,728	-	-	3,728
Net realized and unrealized gains	331	2,500	56	2,887	4,877	3,273	(1,645)	6,505
	772,246	64,425	56	836,727	845,000	86,948	29,723	961,671
Expenses:
Amounts retained by agencies	329,906	-	-	329,906	364,570	-	-	364,570
Employee costs	187,151	7,574	2,862	197,587	203,850	12,457	5,210	221,517
Other operating expenses	101,141	49,684	1,762	152,587	116,821	63,279	30,798	210,898
Title losses and related claims	30,345	-	-	30,345	33,556	-	-	33,556
Depreciation and amortization	4,556	4,376	212	9,144	7,648	5,917	427	13,992
Interest	-	-	712	712	-	-	3,071	3,071
	653,099	61,634	5,548	720,281	726,445	81,653	39,506	847,604
Income (loss) before taxes	119,147	2,791	(5,492)	116,446	118,555	5,295	(9,783)	114,067

CONTACT: Nat Otis, SVP - Investor Relations/Corporate Development (713) 625-8360